                                                              Exhibit 5.1
                                February 13, 1997

Universal Outdoor, Inc.
321 North Clark Street
Chicago, Illinois  60610

          Re:  9-3/4% Series B Senior Subordinated Exchange Notes Due 2006
               ------------------------------------------------------------

Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-1 (the "REGISTRATION STATEMENT") being filed by Universal Outdoor, Inc., an Illinois corporation (the "COMPANY"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), relating to the registration of $100 million aggregate principal amount of the Company's 9-3/4% Series B Senior Subordinated Exchange Notes due 2006 (the "DEBT SECURITIES"). The Debt Securities are to be issued under the Indenture dated as of December 16, 1996 (the "INDENTURE") between the Company and United States Trust Company of New York , as trustee (the "TRUSTEE"). The Company intends to offer, upon the terms and subject to the conditions set forth in the Registration Statement, to exchange $1,000 principal amount of the Debt Securities for each $1,000 principal amount of its outstanding
9-3/4% Series B Senior Subordinated Notes due 2006 (the "OLD NOTES"), of which $100,000,000 aggregate principal amount is outstanding (the "EXCHANGE OFFER").

          This opinion is being delivered to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

          We are familiar with the proceedings to date with respect to the proposed issuance and delivery of the Debt Securities and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others. In addition, we have also relied upon the accuracy and completeness of all certificates and other statements, representations, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in such documents, with respect to the factual matters set forth therein.

          Based on the foregoing, we are of the opinion that when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended and (ii) the Debt Securities shall have been duly executed and authenticated as provided in the Indenture and shall have been duly delivered to the holders of the Old Notes in accordance with the terms and conditions of the Exchange Offer, the Debt Securities will constitute legally valid and binding obligations of the Company enforceable in accordance with their terms, and entitled to the benefits of the Indenture (subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship and moratorium laws and subject to the limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors generally, to general principles of equity, regardless of whether enforcement is considered in proceedings in equity or at law, and to an implied covenant of good faith and fair dealing).

          We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the offer and exchange of the Debt Securities.

          This opinion is limited to the laws of the United States of America and the State of New York, and we express no opinion with respect to the laws of any state or other jurisdiction.

          Our opinions set forth in this letter are based on the facts in existence and the laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

                                   Very truly yours,



                                   Winston & Strawn